UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 4, 2019

CONDUENT INCORPORATED
(Exact name of registrant as specified in its charter)

New York	001-37817	81-2983623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Suite 200
Florham Park, New Jersey 07932
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (844) 663-2638

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.01 par value	CNDT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2019, Conduent Incorporated (the “Company”) announced that Ashok Vemuri intends to step down as Chief Executive Officer and that, to ensure an orderly transition, Mr. Vemuri would continue in his current role as Chief Executive Officer and as a member of the Board of Directors (the “Board”) until his successor is appointed, which the Board expects to occur during the third quarter of 2019.

In connection with his separation from the Company, the Company and Mr. Vemuri have entered into a letter agreement, dated June 4, 2019 (the “Separation Letter”).  Pursuant to the Separation Letter, Mr. Vemuri will continue in his current role until the successor Chief Executive Officer of the Company commences employment.  To the extent that Mr. Vemuri’s successor is appointed prior to August 31, 2019, Mr. Vemuri will continue to be employed by the Company as an advisor to the Board and his successor until such date on his current terms and conditions of employment, subject to the terms of the Separation Letter.  Upon his termination, Mr. Vemuri will be eligible for severance payments and benefits in accordance with the Company’s employee benefit plans and arrangements.  For purposes of determining such payments and benefits, Mr. Vemuri’s separation will constitute an involuntary separation from service by the Company other than for cause.  The Separation Letter includes a release of claims by Mr. Vemuri in favor of the Company, and he will be required to comply with certain restrictive covenants.

The foregoing description of the Separation Letter is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Separation Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Separation Letter Agreement dated June 4, 2019 between Ashok Vemuri and Registrant

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that could cause actual results to differ materially.

Such factors include, but are not limited to: our ability to identify and recruit potential CEO candidates; our ability to successfully manage the leadership transition and the potential for disruptions to our business from the transition; government appropriations and termination rights contained in our government contracts; our ability to renew commercial and government contracts awarded through competitive bidding processes; our ability to recover capital and other investments in connection with our contracts; our ability to attract and retain necessary technical personnel and qualified subcontractors; our ability to deliver on our contractual obligations properly and on time; competitive pressures; our significant indebtedness; changes in interest in outsourced business process services; our ability to obtain adequate pricing for our services and to improve our cost structure; claims of infringement of third-party intellectual property rights; the failure to comply with laws relating to individually identifiable information and personal health information and laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; breaches of our information systems or security systems or any service interruptions; our ability to estimate the scope of work or the costs of performance in our contracts; our continuing emphasis on and shift toward technology-led digital transactions; customer decision-making cycles and lead time for customer commitments; our ability to collect our receivables for unbilled services; a decline in revenues from or a loss or failure of significant clients; fluctuations in our non-recurring revenue; our failure to maintain a satisfactory credit rating; our ability to attract and retain key employees; increases in the cost of telephone and data services or significant interruptions in such services; our failure to develop new service offerings; our ability to modernize our information technology infrastructure and consolidate data centers; our ability to comply with data security standards; our ability to receive dividends or other payments from our subsidiaries; changes in tax and other laws and regulations; changes in government regulation and economic, strategic, political and social conditions; changes in U.S. GAAP or other applicable accounting policies; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in our Current Reports on Form 8-K. Any forward-looking statements made by us in this Current Report on Form 8-K speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONDUENT INCORPORATED

Date: June 4, 2019	By:	/s/ J. Michael Peffer
		Name:	J. Michael Peffer
		Title:	Secretary